Exhibit 99.1

Mesa-Royalty-Trust

Mesa Royalty Trust Announces Trust Income for April 2023

MESA ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

HOUSTON, TEXAS — April 18, 2023 — Mesa Royalty Trust (the “Trust”) (NYSE symbol-MTR) announced today the Trust income distribution for the month of April 2023. Unitholders of record on April 28, 2023 will receive distributions amounting to $0.237895761 per unit, payable on July 31, 2023. The Trust received $492,928 which came from the New Mexico portion of the Trust’s San Juan Basin properties operated by Hilcorp San Juan LP, an affiliate of Hilcorp Energy Company and $22,805 which came from the Colorado portion of the Trust’s San Juan Basin properties operated by Red Willow Production Company. No income was received in April 2023 from the Hugoton Royalty properties operated by Scout Energy Group V, LP or from the Colorado portion of the Trust’s San Juan Basin properties operated by SIMCOE LLC, an affiliate of IKAV Energy Inc. This month, after the Trust’s withholding for cash reserves and the payment of administrative expenses, income from the distributable net profits was $443,340.

The Trust was formed to own an overriding royalty interest of the net proceeds attributable to certain producing oil and gas properties located in the Hugoton field of Kansas and the San Juan Basin fields of New Mexico and Colorado. As described in the Trust's public filings, the amount of the monthly distributions is expected to fluctuate from month to month, depending on the proceeds, if any, received by the Trust as a result of production, oil and natural gas prices and the amount of the Trust’s administrative expenses, among other factors. In addition, as further described in the Trust’s most recent filing on Form 10-K, distributions to unitholders are expected to be materially reduced, as the Trust intends to increase cash reserves to a total of $2.0 million to provide added liquidity.

Proceeds reported by the working interest owners for any month are not generally representative of net proceeds that will be received by the Trust in future periods. As further described in the Trust’s Form 10-K and Form 10-Q filings, production and development costs for the royalty interest have resulted in substantial accumulated excess production costs, which will decrease Trust distributions, and in some periods may result in no Trust distributions. The amount of proceeds, if any, received or expected to be received by the Trust (and its ability to pay distributions to unitholders) has been and will continue to be directly affected, among other things, by volatility in the industry and revenues and expenses reported to the Trust by working interest owners. Any additional expenses and adjustments, among other things, will reduce proceeds to the Trust, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders.

This press release contains forward-looking statements. No assurances can be given that the expectations contained in this press release will prove to be correct. The working interest owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustee cannot assure that errors or adjustments or expenses accrued by the working interest owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays in actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, declines in commodity pricing, prices received by working interest owners and other risks described in the Trust’s Form 10-K for the year ended December 31, 2022. Statements made in this press release are qualified by the cautionary statements made in such risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release. Each unitholder should consult its own tax advisor with respect to its particular circumstances.

Contact:	Mesa Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Elaina Rodgers
713-483-6020

http://mtr.q4web.com/home/default.aspx

601 Travis Street, Floor 16, Houston, TX 77002